SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to § 240.14a-12

Xencor, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box)

☒No fee required.

☐Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

XENCOR, INC.

111 West Lemon Avenue, 2nd Floor

Monrovia, California 91016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 23, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of  Xencor, Inc., a Delaware corporation (the “Company”)  to be held on Tuesday, June 23, 2016 at 1:30 p.m. Pacific Time at the offices of Cooley LLP at 4401 Eastgate Mall, San Diego, CA 92121. We are holding the meeting for the following purposes:

10.	To elect the nominees to the Board of Directors named in the accompanying proxy statement to serve for the ensuing year and until their successors are elected (Proposal 1);
11.

To ratify the selection by the Audit Committee of the Board of Directors of RSM US, LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2016 (Proposal 2); and

12.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 26, 2016.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Lloyd A. Rowland
Secretary

Monrovia, California

April 27, 2016

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you as promptly as possible in order to ensure your representation at the meeting.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

XENCOR, INC.

111 West Lemon Avenue, 2nd Floor

Monrovia, California 91016

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 23, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Xencor, Inc. (sometimes referred to as “we”, “us”, the “Company” or Xencor) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 11, 2016 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 21, 2016.

How do I attend the annual meeting?

The meeting will be held on Thursday, June 23, 2016 at 1:30 p.m. local time at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, CA 92121.    Directions to the annual meeting may be found at: www.xencor.com.    Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 26, 2016 will be entitled to vote at the annual meeting.  On this record date, there were 40,745,715 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If on April 26, 2016 your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 26, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name”. The Notice is being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What matters will be voted on at the annual meeting?

There are two matters scheduled for a vote at the annual meeting:

•	Proposal 1: To elect the nominees to the Board named in the proxy statement to serve for the ensuing year and until their successors are elected; and

•	Proposal 2: To ratify the selection by the Audit Committee of the Board of Directors of RSM US, LLP as independent registered public accounting firm of the Company for its fiscal year ending 2016.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.  For Proposal 2, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the Notice.  Your vote must be received by 11:59 p.m. Eastern Time on June 22, 2016 to be counted.

•

To vote through the internet, go to www.envisionreports.com/XNCR to complete an electronic proxy card.  You will be asked to provide the company number and control number from the Notice.  Your vote must be received by 11:59 p.m. Eastern Time on June 22, 2016 to be counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Xencor.  Simply follow the voting instructions in the Notice to ensure that your vote is counted.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 26, 2016.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares,  the question of whether your broker or nominee will still be able to vote your shares depends on whether the NASDAQ deems the particular proposal to be a “routine” matter.  Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of the NASDAQ Stock Market Listing Rules, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.  Accordingly, your broker or nominee may not vote your shares on Proposal 1, without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all six nominees for director and “For” ratification of selection by the Audit Committee of the Board of Directors of RSM US, LLP as independent registered public accounting firm of the Company for its fiscal year ending 2016. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees and Computershare may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies, but Computershare will be paid its customary fee  of approximately $3,000, plus out-of-pocket expenses if it solicits proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may send a timely written notice that you are revoking your proxy to Xencor, Inc.’s Secretary at 111 West Lemon Avenue, 2nd Floor, Monrovia, California 91016.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or by telephone or internet proxy is the one that is counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 10, 2017, to the attention of the Secretary of Xencor, Inc. at 111 West Lemon Avenue, 2nd Floor, Monrovia, California 91016. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your written request must be received by the Secretary for Xencor, Inc. between February 23, 2017 and March 25, 2017.  You are also advised to review the Company’s Bylaws, which contain additional  requirements about advance notice of stockholder proposals and  director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals,  votes  “For” and “Against,” abstentions and, if applicable, broker non-votes.  Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

~~What are “broker non-votes”?~~

~~As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by NASDAQ to be “non-routine,”  the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”~~

How many votes are needed to approve each proposal?

➢

For the election of directors, the six nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

➢

To be approved, Proposal 2 ratifying the selection by the Audit Committee of the Board of Directors of RSM US, LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2016 must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or represented by proxy. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.  On the record date, there were 40,745,715 shares outstanding and entitled to vote. Thus, the holders of 20,372,858 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal 1

Election Of Directors

Xencor, Inc.’s Board of Directors currently consists of six directors. There are six nominees for director this year.  Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal.  Following the Annual Meeting our Board will be composed of six directors. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders, except for  Mr. Hata who was subsequently elected by the Board of Directors after the last annual meeting. Mr. Hata was recommended for nomination to the Company’s Board by Jonathan Fleming, a non-management director of the Company at the time of the recommendation. It is the Company’s policy to invite nominees for directors to attend the annual meeting.  All of the Company’s directors attended the annual meeting of stockholders held in 2015.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The six nominees receiving the highest number of affirmative votes will be elected.

Nominees

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to recommend that person as a nominee.  However, each of the members of the Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Name	Age	Position Held With the Company

Dr. Bruce L.A. Carter	72	Chairman of the Board of Directors
Mr. Robert Baltera, Jr.	50	Director
Dr. Bassil I. Dahiyat	45	Director, President and Chief Executive Officer
Mr. Kurt Gustafson	48	Director
Mr. Yujiro Hata	42	Director
Dr. A. Bruce Montgomery	62	Director

Bruce L.A. Carter, Ph.D. has served as a member of our Board of Directors since September 2009, and was appointed Chairman of the Board in December 2009. Since November 2013, Dr. Carter has served as a director of Enanta Pharmaceuticals, Inc., a publicly-held biopharmaceutical company. From June 2012 until November 2015, Dr. Carter served as a director of Regulus Therapeutics Inc., a publicly-held biopharmaceutical company. From November 2009 until May 2011, Dr. Carter served as Executive Chairman of the Board of Directors of Immune Design Corp., a privately-held biotechnology company, and as Chairman of its Board of Directors until February 2012, and served as an independent director until 2015. Since June 2008, he has served as a director of Dr. Reddy's Laboratories Limited, a publicly-held pharmaceutical company. From April 1998 to January 2009, Dr. Carter served as Chief Executive Officer of ZymoGenetics, Inc., a publicly-held biotechnology company (acquired by Bristol-Myers Squibb in October 2010).

Dr. Carter holds a Ph.D. in Microbiology from Queen Elizabeth College, University of London and a B.Sc. with Honors in Botany from the University of Nottingham, England. We believe that Dr. Carter's experience as an executive and his breadth of knowledge and valuable understanding of the pharmaceutical industry qualify him to serve on our Board of Directors.

Robert F. Baltera, Jr. joined our Board of Directors in November 2013. Since January 2016, Mr. Baltera has served  as an entrepreneur-in-residence at the venture capital firm of Frazier Healthcare Partners and is chief executive officer of Hawkeye Therapeutics, a company funded by Frazier Healthcare.  From February 2015 until December 2015, he served as Chief Executive Officer and a member of the board of directors of Laguna Pharmaceuticals, a private biopharmaceutical company.  Mr. Baltera was the Chief Executive Officer of Amira Pharmaceuticals, Inc., a private pharmaceutical development company, a position he held from July 2007 through September 2011. Amira was sold to Bristol-Myers Squibb in September 2011. Before becoming Amira's Chief Executive Officer, he held a number of senior management positions at Amgen Inc., a publicly-held biopharmaceutical company, the last being Vice President of Corporate and Contract Manufacturing. He served as Amgen's team leader responsible for the approval of Kineret® in rheumatoid arthritis. Mr. Baltera previously served as Executive Chairman of Adheron Therapeutics (formerly Synovex Inc.), a private biotechnology company, and on the board of directors of Organovo Holdings, Inc., a publicly-held biotechnology development company, which was sold to Roche Holding AG in 2015,  and on the following private companies: Arcturus Therapeutics, Inc., AdheronTherapeutics, Panmira Pharmaceuticals, LLC, FLAP, LLC, and Ruga Corporation, as well as an industry group, the San Diego Venture Group. Mr. Baltera holds an M.B.A. from the Anderson School at the University of California, Los Angeles and earned a B.S. in Microbiology and an M.S. in Genetics from the Pennsylvania State University. Mr. Baltera attended the Director Education and Certification program at the University of California, Los Angeles. We believe that Mr. Baltera's previous executive leadership and product development experience, as well as his educational background qualify him to serve on our Board of Directors.

Bassil I. Dahiyat, Ph.D. has served as our President and Chief Executive Officer since February 2005 and as a member of our Board of Directors since August 1997. Dr. Dahiyat co-founded Xencor in 1997 and, from 1997 to 2003, served as our Chief Executive Officer and, from 2003 to 2005, served as our Chief Scientific Officer. In 2005, Dr. Dahiyat was recognized as a technology pioneer by the World Economic Forum. Additionally, Dr. Dahiyat was named one of 2003's Top 100 Young Innovators by MIT's Technology Review magazine for his work on protein design and its development for therapeutic applications and has received awards from the American Chemical Society, the Controlled Release Society and the California Institute of Technology. Dr. Dahiyat holds a Ph.D. in Chemistry from the California Institute of Technology and B.S. and M.S.E. degrees in Biomedical Engineering from Johns Hopkins University. We believe Dr. Dahiyat's experience in the pharmaceutical industry and as one of our founders qualifies him to serve on our Board of Directors.

Kurt Gustafson joined our Board of Directors in July 2014.  He has more than 25 years of diverse experience in corporate finance, with 15 years in senior management roles leading the finance departments of multi-faceted, dynamic and growth oriented biopharmaceutical industry organizations. Currently, Mr. Gustafson serves as Executive Vice President, Chief Financial Officer and Principal Accounting Officer at Spectrum Pharmaceuticals, Inc., a position he has held since June 2013. From April 2009 to June 2013, he served as Chief Financial Officer at Halozyme Therapeutics, Inc., a publicly-traded biopharmaceutical company. Before Halozyme, Mr. Gustafson worked at Amgen, Inc. for over 18 years holding various positions in finance including Treasurer, Vice President, Finance and Chief Financial Officer of Amgen International based in Switzerland. Mr. Gustafson holds a Bachelor of Arts degree in accounting from North Park University in Chicago and an M.B.A. from University of California, Los Angeles.  We believe Mr. Gustafson’s experience in biotechnology company leadership and finance and his educational background qualify him to serve on our Board of Directors.

Yujiro S. Hata joined the Board of Directors in July 2015. He has more than 20 years of biotechnology company experience. Since August 2015 he has served as co-founder, Chief Executive Officer and member of the board of directors of IDEAYA Bioscienses, a private oncology company. In 2015 Mr. Hata served as chief operating officer at immuno oncology company FLX Bio, where he oversaw all business operations, mergers and acquisitions, and licensing. Prior to that Mr. Hata served as chief operating officer at immuno-oncology companies, Flexus Biosciences and spinout FLX Bio, until Flexus Biosciences’ acquisition by Bristol-Meyers Squibb in April 2015. From 2010 until its acquisition by Amgen in October 2013, Mr. Hata was Vice President, Corporate Development and Strategy at Onyx Pharmaceuticals, where he held various leadership roles, including head of mergers and acquisitions, and licensing, and head of corporate strategy and strategic asset management. From 2002 to 2010, he served in various roles as Vice President, Senior Vice President, and Chief Business Officer at Enanta Pharmaceuticals, and earlier in his career served in business and corporate development roles at Genome Therapeutics Corporation, McKinsey and Company and ImClone Systems Incorporated. Mr. Hata obtained his MBA at Wharton as a Henry J. Kaiser recipient and completed undergraduate studies in Chemistry at Oxford University and Colorado College. Mr. Hata serves on the board of visitors of the Moores Cancer Center, at the University of California, San Diego. We believe that Mr. Hata’s experience in biotechnology company leadership and his background in strategy, corporate development and biotechnology company transactions qualify him to serve on our Board of Directors.

A. Bruce Montgomery, M.D. joined our Board of Directors in March 2015.  Dr. Montgomery has more than 25 years of drug development, operations and financing experience, including positions at Genentech,  Inc., Pathogenesis Corporation, Corus Pharma, and Gilead Sciences, Inc. Since May 2011, he has been Chief Executive Officer and member of the board of Cardeas Pharma, a company he founded in 2010. From August 2006 to May 2011, Dr. Montgomery served as Senior Vice President of Gilead Sciences, Inc. and prior to that, served for six years as Chief Executive Officer of Corus Pharma, a specialized biotechnology company that he founded, which was acquired by Gilead in 2006. While at Gilead, Dr. Montgomery successfully led the development of Cayston (aztreonam) as a treatment for cystic fibrosis patients. Dr. Montgomery also served as Executive Vice President of Research and Development at PathoGenesis Corporation until its acquisition by Chiron Corporation in 2000.  He has served as a board member for ZymoGenetics, Inc. and is currently on the board of Alder Biopharmaceuticals and Cytodyn, Inc.  Dr. Montgomery is a board certified internist and pulmonologist.  Dr. Montgomery received his B.S. in Chemistry (Magna cum Laude, Outstanding Chemistry Major (Merck Award)), and M.D. (Alpha Omega Alpha Honor Medical Society) from the University of Washington, Seattle.  We believe that Dr. Montgomery’s executive leadership experience in  pharmaceutical and biotechnology company drug development and his educational background qualify him to serve on our Board of Directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Information Regarding the Board of Directors and Corporate Governance

Independence of The Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Baltera, Jr., Dr. Carter,  Mr. Gustafson, Mr. Hata and Dr. Montgomery.  In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Board Leadership Structure

The Board of Directors has a Chairman of the Board, Bruce L.A. Carter, Ph.D., who has authority, among other things, to call and preside over Board of Directors meetings, to set meeting agendas, and to determine materials to be distributed to the Board of Directors. Accordingly, the Chairman has substantial ability to shape the work of the Board of Directors. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of our business and affairs. We also believe that having a separate Chairman creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management's actions are in the best interests of us and our stockholders. As a result, we believe that having a separate Chairman can enhance the effectiveness of the Board of Directors as a whole.   In addition, we have a separate chair for each committee of the Board of Directors. The chairs of each committee are expected to report annually to the Board of Directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters or specify any shortcomings should that be the case.

Role of the Board in Risk Oversight

The Audit Committee of the Board of Directors is primarily responsible for overseeing our risk management processes on behalf of the Board of Directors. In its regular meetings, the Audit Committee receives information from management regarding our assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors, which also considers our risk profile. The Audit Committee and the Board of Directors focus on the most significant risks we face and our general risk management strategies. While the Board of Directors oversees our risk management, management is responsible for day-to-day risk management processes. Our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board of Directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors’ leadership structure, which also emphasizes the independence of the Board of Directors in its oversight of its business and affairs, supports this approach.

Meetings of The Board of Directors

The Board of Directors met five times during the last fiscal year.  All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides membership and meeting information for fiscal year 2015 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance

Dr. Bruce L.A. Carter		X*	X
Mr. Robert Baltera, Jr.	X		X*
Mr. Jonathan Fleming(1)	X	X
Mr. Kurt Gustafson**	X*
Mr. Yujiro S. Hata(2)	X*		X
Dr. Bruce Montgomery(3)	X	X
Total meetings in fiscal 2015	4	4	1

*     Current Committee Chairperson

**   Financial Expert

(1)	Mr. Fleming served until June 2015 as a member of the Audit Committee and Compensation Committee.
(2)	Mr. Hata was appointed as a member of the Nominating and Corporate Governance Committee in July 2015 and as a member of the Audit Committee in March 2016.
(3)	Dr. Montgomery was appointed as a member of the Audit Committee and Compensation Committee in June 2015.

Below is a description of each committee of the Board of Directors.  Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.  The Board of Directors has determined that, except as specifically described below, each member of each committee meets the applicable NASDAQ  rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.  For this purpose, the Audit Committee performs several functions.  The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of four directors: Mr. Gustafson, Mr. Baltera, Mr. Hata and Dr. Montgomery.   The Audit Committee met four times during the fiscal year.  The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.xencor.com.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).    Our Board of Directors has determined that each member of the Audit Committee meets the requirements for independence under the NASDAQ listing standards.

The Board of Directors has determined that Mr. Gustafson qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Gustafson’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer at other publicly traded biopharmaceutical companies.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management of the Company.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 61, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Mr. Kurt Gustafson
Mr. Robert Baltera, Jr. Mr. Yujiro Hata
Dr. Bruce Montgomery

*The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Dr. Carter, Mr. Gustafson and Dr. Montgomery.  All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met four times during the fiscal year.  The Board has adopted a written Compensation Committee charter that is available to shareholders on the Company’s website at www.xencor.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review and recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•

establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•

review and recommendation to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers and directors; and

•

review and recommendation to the Board for approval of the administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Compensation Committee Processes and Procedures

The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer.   However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.  The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties.  In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

In April 2015, the Compensation Committee engaged Barney & Barney, a Marsh McLennan Insurance Agency LLC company, as an outside compensation consultant. As part of its engagement, Barney & Barney was asked to develop a comparative group of “peer” companies and to perform analyses of competitive performance and compensation practices and levels for the peer group pertaining to officer and director compensation.  Marsh and McLennan Agency LLC (“Marsh”), an affiliate of Barney & Barney, has provided regular insurance brokerage services to the Company.  The decision to engage Marsh, through Barney & Barney, as a compensation consultant was made by the Compensation Committee upon a recommendation from management.  In the last fiscal year, the Company paid Barney & Barney $36,800 for compensation consulting services and aggregate fees and commissions of $138,356 for insurance brokerage services were paid to Marsh by insurers whose policies we purchased.  These non-compensation related services and fees are not subject to the Compensation Committee’s review or approval.  Barney & Barney has provided the Compensation Committee with written confirmation of its independence and the existence of any potential conflicts of interest. The Compensation Committee also obtains an understanding of the policies and procedures that Barney & Barney has in place to prevent conflicts of interest, evaluates whether there are personal or business relationships between Barney & Barney and members of the Compensation Committee and validates that employees of Barney & Barney who perform consulting services do not own Xencor common stock.  After considering these factors, the scope of executive compensation services provided by Barney & Barney  and the amount of fees and commissions paid to Marsh for insurance brokerage services, the Compensation Committee has concluded that the engagement of Barney & Barney does not create a conflict of interest.

Under our 2013 Equity Incentive Plan (the “2013 Plan”), the Board may delegate authority to one or more executive officers to administer the 2013 Plan.  In March 2014, the Board delegated authority to Bassil Dahiyat to grant, without any further action required by the Board, a limited number of stock options to employees who are not officers of the Company.  The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, including new employees, within specified guidelines approved by the Board.  In particular, Dr. Dahiyat may grant options only within pre-approved guidelines and not to any Officer, as defined in Section 16 of the Securities Exchange Act of 1934, as amended. As part of this authority, Dr. Dahiyat is required to regularly report any option grants issued to the full Board.

Historically, the Compensation Committee has made recommendations to the Board regarding significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year.  For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer.    In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which recommends to the Board any adjustments to his compensation as well as awards to be granted.  For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and also review industry reports of compensation practices and levels for comparable companies operating in the biotech and bio-pharmaceutical industry.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee as of December 31, 2015 were Dr. Carter, Mr. Gustafson and Dr. Montgomery, with Dr. Carter acting as Committee Chair. No member of the Compensation Committee has ever been an officer or employee of the Company. None of our executive officers currently serve, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and monitoring the Company’s adherence to its Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee is currently composed of three directors: Dr. Carter,  Mr. Baltera and Mr. Hata.  All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The  Nominating and Corporate Governance Committee met once in 2015.  The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.xencor.com.

The Nominating and Corporate Governance Committee believes that candidates for director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Company and level of participation), skills, diversity and expertise appropriate for the Company.  In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee may consider the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.  In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.  In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  In 2015 the Company retained an independent third party to assist in identifying appropriate candidates to enhance the Company’s Board of Directors.  The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 111 West Lemon Avenue, 2nd Flo., Monrovia, CA 91016, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s annual meeting.  Submissions must include (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director and (7) any other information required by the Company Bylaws. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Stockholder Communications With The Board Of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Xencor, Inc. at 111 West Lemon Avenue, 2nd Floor, Monrovia, CA 91016, Attn: Secretary.  Each communication must set forth: the name and address of the Company stockholder on whose behalf the communication is sent; and, the number of Company shares that are owned beneficially by such stockholder as of the date of the communication.  Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board or such director.  Communications determined by the Company’s Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

Code of Business Conduct and Ethics

The Company has adopted the Xencor, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees.  The Code of Business Conduct and Ethics is available on the Company’s website at www.xencor.com.    If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected RSM US, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. RSM US, LLP has audited the Company’s financial statements for fiscal year 2015. Representatives of RSM US, LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of RSM US, LLP as the Company’s independent registered public accounting firm.  However, the Audit Committee is submitting the selection of RSM US, LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

BDO USA, LLP served as the Company’s independent auditor for the year ended December 31, 2014. On June 24, 2015, the Audit Committee dismissed BDO USA, LLP as our independent registered public accounting firm.

The reports of BDO USA, LLP on the Company’s consolidated financial statements for each of the years ended December 31, 2013 and 2014 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with the audits of the Company’s financial statements for the fiscal years ended December 31, 2014 and December 31, 2013, and in the subsequent interim period through June 24, 2015, there were no disagreements with BDO USA, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of BDO USA, LLP would have caused BDO USA, LLP to make reference to the matter in their reports.  There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K, except for the following material weakness and significant deficiencies identified below.

 In connection with the audit of the Company’s financial statements for the year ended December 31, 2013, BDO USA, LLP informed the Company that there was a material weakness in internal control over financial reporting.  The material weakness related to revenue recognition as it relates to properly recording negotiated terms and conditions in the Company’s product development partnerships and license agreements and the misapplication of accounting principles generally accepted in the United States of America with respect to the timing of the recognition of revenue for such agreements.

The Company requested BDO USA, LLP to furnish it a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter dated June 26, 2015 is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on June 26, 2015.

On June 24, 2015, the Audit Committee appointed RSM US LLP as the Company’s new independent registered public accounting firm.

During the years ended December 31, 2013 and 2014, and the subsequent interim period through June 24, 2015, the Company did not consult with RSM US LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) of Regulation S-K.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of RSM US, LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2015 and December 31, 2014, by RSM US, LLP and BDO USA, LLP, the Company’s principal accountant.  All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended
	2015	2014
	(in thousands)
Audit Fees (1)	$318	$226
Audit-related Fees	53	—
Tax Fees	11	—
All Other Fees	—	—
Total Fees	$382	$226

(1)

For fiscal year ended 2014, audit fees consist of fees billed for professional services by BDO USA, LLP for audit and quarterly review of our financial statements. For fiscal year ended 2015, audit fees consist of $55,000 billed for professional services by BDO USA, LLP for audit and a quarterly review of our financial statements and related services that are normally provided in connection with statutory and regulatory filings or engagements. Audit-related fees in 2015 consist of professional services by BDO USA, LLP for review of our registration statements on Form S-3. Fiscal 2015 audit fees also includes $263,000 paid to RSM US, LLP for audit and quarterly review of our  financial statements; tax fess in 2015 reflect billed amounts by RSM US, LLO for preparation of our corporate income tax returns.

During the fiscal year ended December 31, 2015,  none of the total hours expended on the Company’s financial audit by BDO USA, LLP or RSM US, LLP were provided by persons other than BDO USA, LLP or RSM US, LLP full-time permanent employees.

Pre-Approval Policies and Procedures.

The Audit Committee has not adopted a policy or procedure for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, and consequently all audit and non-audit services are approved by the whole Audit Committee.

Executive Officers

The following table sets forth certain information regarding our executive officers:

Name	Age	Position(s)
Bassil I. Dahiyat, Ph.D.	45	President, Chief Executive Officer and Director
Edgardo Baracchini, Jr., Ph.D.	56	Chief Business Officer
Paul Foster, M.D.	62	Senior Vice President and Chief Medical Officer
John R. Desjarlais, Ph.D.	51	Senior Vice President, Research and Chief Scientific Officer
John J. Kuch	56	Vice President, Finance
Lloyd A. Rowland, Jr.	59	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

Dr. Dahiyat’s biographical information is set forth above under Proposal 1.

Edgardo Baracchini, Jr., Ph.D. joined us as Chief Business Officer in January 2010. From March 2002 through June 2009, he served as Senior Vice President of Business Development at Metabasis Therapeutics, Inc., a publicly-held biopharmaceutical company, until its merger with Ligand Pharmaceuticals Inc. From June 1999 through February 2002,

Dr. Baracchini was Vice President of Business Development at Elitra Pharmaceuticals Inc., and the Director of Business Development at Agouron Pharmaceuticals, Inc. until its acquisition by Warner-Lambert Co. Dr. Baracchini holds a Ph.D. in Molecular and Cell Biology from the University of Texas at Dallas and conducted his postdoctoral research at the University of California, San Diego and The Scripps Research Institute. He also earned an M.B.A. from the University of California, Irvine, and a B.S. in Microbiology from the University of Notre Dame.

Paul Foster, M.D. joined us as Chief Medical Officer in August 2012, after serving in a substantially similar capacity as an outside consultant from January 2010 until August 2012. In December 2015, Dr. Foster was appointed Senior Vice President and Chief Medical Officer. Dr. Foster has 27 years of experience in a career spanning academic basic research, academic medical practice, research & development, product development, clinical development, drug safety, medical affairs, regulatory affairs and product commercialization. From June 2008 through May 2009 he served as Chief Medical Officer for Cardium Therapeutics Inc., a publicly-held health sciences and regenerative medicine company, and prior to that provided medical/clinical consulting services as Senior Vice President Development and Chief Medical Officer of Development & Strategic Consulting Associates, LLC. He has held senior leadership positions in both large and small biopharmaceutical companies including Biogen Idec, Inc., IDEC Pharmaceuticals Corp., Abbott Laboratories, Alpha Therapeutics Corporation, Reata Pharmaceuticals, Inc. and Dade Behring, Inc. He has experience with the development of biologics, small molecules and in-vitro diagnostics in therapeutic areas including oncology, hematology, inflammation and autoimmune diseases. Dr. Foster received his M.D. from Duke University School of Medicine and trained in Internal Medicine and Hematology/Oncology, and received a B.S. in Chemistry from the University of Michigan.

John R. Desjarlais, Ph.D. has served as our Chief Scientific Officer since July 2014 and served as our Vice President, Research from October 2006 to July 2014.  In March 2016, Dr. Desjarlais was appointed Senior Vice President, Research and Chief Scientific Officer.  He joined the Company in July 2001, initially serving as our Director of Protein Engineering. Dr. Desjarlais oversees all aspects of discovery and research at the company including technology development, protein and antibody engineering and generation of product candidates. Prior to joining us, Dr. Desjarlais was an Assistant Professor of Chemistry at Penn State University from 1997 to 2001. Dr. Desjarlais received a B.S. in Physics from the University of Massachusetts and holds a Ph.D. in Biophysics from Johns Hopkins University. He then conducted postdoctoral research at the University of California, Berkeley. Dr. Desjarlais has driven the Company's technology development and engineering efforts for over five years and participated in the development of the Company's business and intellectual property strategies.

John J. Kuch has served as our Vice President, Finance since October 2010, and joined the Company in October 2000, serving as our Senior Director of Finance. Mr. Kuch has primary responsibility for financial reporting, budgeting, cash-flow management, investments and facility issues for the Company. Prior to joining us, he worked for over 15 years in public accounting. From August 1997 through December 1998 he served as a Director at PricewaterhouseCoopers LLP. Mr. Kuch is a certified public accountant and received his B.S. and M.S. in Accounting from the University of Illinois.

Lloyd A. Rowland, Jr. joined us as Acting General Counsel in April 2014, and was appointed Senior Vice President, General Counsel, Secretary and Chief Compliance Officer in August 2014.  Prior to his employment at the Company, Mr. Rowland held several positions at Amylin Pharmaceuticals, Inc., including Vice President and Chief Compliance Officer from June 2010 to January 2013; Vice President, Governance and Compliance, Secretary, and Chief Compliance Officer from February 2007 to June 2010; and Vice President, Legal, Secretary, and General Counsel from September 2001 to February 2007. From 1993 to 2001, Mr. Rowland served as Vice President, General Counsel, and Secretary of Alliance Pharmaceutical Corp. Earlier, Mr. Rowland served as Vice President and Senior Counsel, Finance and Securities, at Imperial Savings Association and was engaged in the private practice of corporate law with the San Diego, California, law firm of Gray, Cary, Ames & Fry, and the Houston, Texas, law firm of Bracewell & Patterson.  Mr. Rowland received a B.S from Southern Methodist University and a J.D. from Emory University.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 26, 2016 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.    Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 40,582,039 shares outstanding on February 26, 2016, adjusted as required by rules promulgated by the SEC.

Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 26, 2016 are deemed to be outstanding and to be beneficially owned by the person holding the options but not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Xencor, Inc., 111 W. Lemon Ave., 2nd Floor, Monrovia, CA 91016.

	Beneficial Ownership
Name and Address of Beneficial Owner	Shares of Common Stock	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders

John S. Stafford III (1)	7,264,740	17.90%
PRIMECAP Management Company (2)	4,301,837	10.60%
FMR LLC (2)	6,071,550	14.96%
Deerfield Management, L.P. (4)	3,092,966	7.62%

Executive Officers and Directors
Bassil I. Dahiyat, Ph.D.(5)	648,709	1.57%
Paul Foster, M.D.(6)	136,683	*
John R. Desjarlais, Ph.D.(7)	277,174	*
Robert F. Baltera, Jr.(8)	19.150	*
Bruce L.A. Carter, Ph.D. (9)	115,563	*
Kurt Gustafson (10)	8,718	*
A. Bruce Montgomery, M.D. (11)	5,368	*
All executive officers and directors as a group (11 persons)(12)	1,704,045	4.03%

*Less than one percent.

(1)

Includes 5,264,740 shares owned by John Stafford, III and 2,000,000 held by Ronin Trading, LLC, a Limited Liability company owned and managed by John Stafford, III. Mr. Stafford is the indirect beneficial owner of all shares of common stock of Xencor, Inc. held by Ronin Trading, LLC. The address for John Stafford III and Ronin Trading, LLC is 350 N. Orleans, 2N, Chicago, IL 60654.

(2)

Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 4, 2016, reporting beneficial ownership as of January 31, 2016 by PRIMECAP Management Company.  The address of PRIMECAP Management Company is 225 South Lake Ave. #400, Pasadena, CA 91101.

(3)

Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 12, 2016, reporting beneficial ownership as of December 31, 2015 by FMR LLC, a Delaware limited liability company.  FMR LLC is a parent holding company of Fidelity Institutional Asset Management Trust Company which is the beneficial owner of the shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(4)

Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 5, 2016, reporting beneficial ownership as of December 31, 2015 by Deerfield Management LP.  Deerfield Management is the general partner and reporting entity for Deerfield Partners, L.P. which owns 1,360,903 shares and Deerfield International Master Fund L.P. which owns 1,732,063 shares. The address for Deerfield Management, L.P. is 780 Third Avenue, 37th Floor, New York NY 10017.

(5)

Includes 174,642 shares of common stock and 474,067 shares of common stock that Dr. Dahiyat has the right to acquire from us within 60 days of February 26, 2016 pursuant to the exercise of stock options.

(6)	Includes 3,602 shares of common stock and 133,081 shares of common stock that Dr. Foster has the right to acquire from us within 60 days of February 26, 2016 pursuant to the exercise of stock options.
(7)

Includes 29,056 shares of common stock and 248,118 shares of common stock that Dr. Desjarlais has the right to acquire from us within 60 days of February 26, 2016 pursuant to the exercise of stock options.

(8)	Includes 19,150 shares of common stock that Mr. Baltera has the right to acquire from us within 60 days of February 26, 2016 pursuant to the exercise of stock options.
(9)	Includes 115,563 shares of common stock that Dr. Carter has the right to acquire from us within 60 days of February 26, 2016 pursuant to the exercise of stock options.
(10)	Includes 8,718 shares of common stock that Mr. Gustafson has the right to acquire from us within 60 days of February 26, 2016 pursuant to the exercise of stock options.
(11)	Includes 5,368 shares of common stock that Dr. Montgomery has the right to acquire from us within 60 days of February 26, 2016 pursuant to the exercise of stock options.
(12)	Includes the shares described in footnotes (5), (6), (7), (8), (9), (10) and (11) above and all other executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were in compliance with the exception of Lloyd Rowland, who received an option grant on March 4, 2015 and filed a Form 4 late on March 20, 2015.

Executive and Director Compensation

Our named executive officers for the year ended December 31, 2015, which consist of our principal executive officer and our two other most highly compensated executive officers, are:

•	Bassil I. Dahiyat, Ph.D., our President and Chief Executive Officer;
•	John R. Desjarlais, Ph.D., our Chief Scientific Officer; and
•	Paul Foster, M.D., our Chief Medical Officer.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Option awards ($)(1)	Non‑equity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
Bassil I. Dahiyat, Ph.D.	2015	410,000	1,580,211	184,500	751	2,175,472
President and Chief Executive Officer	2014	400,000	969,800	127,960	523	1,498,283
John R. Desjarlais, Ph.D.	2015	312,625	895,453	109,419	751	1,318,252
Chief Scientific Officer	2014	289,263	961,054	96,052	751	1,347,120
Paul Foster, M.D.	2015	400,000	842,779	140,000	751	1,383,530
Chief Medical Officer	2014	369,000	671,400	116,207	751	1,157,358

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2015 and 2014  computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 9 to our financial statements appearing elsewhere in this proxy statement. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)

This column reflects the annual performance-based cash bonuses earned for 2015 and 2014 which were paid in a lump sum cash payment in the first quarter of 2016 and 2015, respectively. For more information, see below under "—Annual Performance-Based Bonus Opportunity."

(3)

This column reflects term life and disability insurance premiums paid by us on behalf of the named executive officers. All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees. For more information  regarding these benefits, see below under "—Perquisites, Health, Welfare and Retirement Benefits."

Annual Base Salary

The compensation of our named executive officers is generally determined and approved by our Board of Directors at the beginning of each year or, if later, in connection with the commencement of employment of the executive, based on the recommendation of the Compensation Committee. Our Board of Directors approved the following 2015 base salaries for our named executive officers, which became effective retroactively to January 1, 2015 after such approval in February 2015.

Name	2014 Base Salary ($)
Bassil I. Dahiyat, Ph.D.	410,000
John R. Desjarlais., Ph.D.	312,625
Paul Foster, M.D.	378,225

In December 2015, based on the recommendation of the Compensation Committee, the Board approved an increase Dr. Foster’s salary to $400,000 effective retroactively to January 1, 2015. In January 2016, based on the recommendation of the Compensation Committee, the Board approved an increase to Dr. Dahiyat’s, Dr. Desjarlais’ and Dr. Foster’s annual base salaries to $480,000, $350,000 and $412,000, respectively, which were effective retroactively to January 1, 2016.

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals.

The annual performance-based bonus each named executive officer is eligible to receive is based on (1) the individual's target bonus, as a percentage of base salary, (2) the percentage attainment of the corporate goals established by the Board of Directors, after recommendation by the Compensation Committee for such year, and, with respect to our named executive officers other than Dr. Dahiyat, (3) the percentage attainment of the individual goals established by the Board of Directors, upon recommendation by the Compensation Committee and the Chief Executive Officer, for each named executive officer for such year. The actual performance-based bonus paid, if any, is calculated by multiplying the executive's annual base salary by the target bonus percentage, and then by the percentage attainment of the corporate goals or percentage attainment of the individual goals, as applicable.

At the end of the year, the Board of Directors approves the extent to which we achieved our corporate goals, after recommendation by the Compensation Committee. The extent to which each executive achieves his individual goals is determined by our Board of Directors, based on the Compensation Committee's and our Chief Executive Officer's review and recommendation.

Corporate and individual goals are communicated to the named executive officers each year, prior to or shortly following the beginning of the year to which they relate or if later, in connection with the named executive officer's commencement of employment with us. The corporate goals are composed of several goals that relate to our annual corporate objectives and various business accomplishments which vary from time to time depending on our overall strategic objectives, but relate generally to business development, financial and research and development objectives. The individual goals are composed of factors that relate to each named executive officer's ability to drive his own performance and the performance of his direct employee reports towards reaching our corporate goals. The proportional emphasis placed on each goal within the corporate and individual goals may vary from time to time depending on our overall strategic objectives and the Board of Directors' subjective determination of which goals have more impact on our performance.

For 2015, the Board of Directors determined that each named executive officer's target bonus was 35% of base salary, except Dr. Dahiyat, whose target bonus was 45%. Dr. Dahiyat's 2015 bonus was entirely dependent upon corporate goals, whereas Drs. Desjarlais' and Foster's bonuses were weighted 50% based on corporate goals and 50% based on individual goals.

The corporate goals and relative overall weighting towards corporate goal achievement for 2015 were (1) clinical development progress (50%) (consisting of progress of various clinical development activities for our XmAb5871, XmAb7195 and bispecific antibodies; (2) research progress (25%) (consisting of completion of tasks for our bispecific technology and bispecific drug candidates); (3) business development achievements (25%) (consisting of a new collaboration transaction for the Company; and (4) stretch goals which could provide additional credit to the total success (up to 24%) (consisting of additional clinical and research development goals and business transactional goals).

The individual goals for 2015 related to our corporate goals and varied by individual. Dr. Desjarlais' individual goals related to his efforts towards our research goals relating to progress on our bispecific technology and drug candidates and Dr. Foster's individual goals related to his efforts towards our development goals, particularly clinical progress for our XmAb7195 and XmAb5871 programs.

In early 2016, the Board of Directors considered each corporate goal in detail and upon recommendation by the Compensation Committee, determined that we had achieved 100% of the 2015 corporate goals. Specifically, we achieved much of the progress of our clinical development goals for our XmAb5871, XmAb 7195 clinical programs and our bispecific  technology. We met all of our research goals on our bispecific efforts and our corporate development goal on a collaboration transaction. Additionally, we met some of the corporate stretch goals pertaining to corporate business development and research progress.

As a result, in early 2016, the Board of Directors after recommendation by the Compensation Committee, approved an overall corporate goal achievement of 100%. Accordingly, Dr. Dahiyat received a bonus of $184,500. Based on Dr. Dahiyat's review and recommendation with respect to Dr. Desjarlais and Dr. Foster, and the Compensation Committee's deliberations with respect to each named executive officer's individual performance against his individual goals, the Board of Directors approved performance-based bonus amounts of $109,419 for Dr. Desjarlais, in recognition of his efforts towards our research goals and $140,000 for Dr. Foster, due to his efforts in the clinical development of our XmAb7195 and XmAb5871 antibody drug candidates.

In early 2016 the Board of Directors increased  the target bonus for 2016 to 50% of Dr. Dahiyat’s base salary. For Dr.Dahiyat the bonus continues to be based entirely on corporate goals, and Drs. Desjarlais' and Foster's bonuses continue to be weighted 50% based on corporate goals and 50% based on individual goals.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests with those of our employees and consultants, including our named executive officers. The Board of Directors or the Compensation Committee is responsible for approving equity grants.

We use stock options as the primary incentive for long-term compensation to our named executive officers because they are able to benefit from stock options only if our stock price increases relative to the stock option's exercise price. Although we may grant equity awards to our employees and consultants from time to time, we do not have a current practice of making annual equity grants to our executives. However, our executives generally are awarded an initial grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

Prior to our initial public offering in December 2013, we granted all stock options pursuant to our 2010 Equity Incentive Plan (the 2010 Plan) and our Amended and Restated 2000 Stock Incentive Plan (the 2000 Plan).  In 2010, we instituted an option exchange program under which each holder of an option under our 2000 plan elected to exchange that option for options under our 2010 plan covering the same number of shares with the same vesting schedule and exercise price per share equal to the fair market value of our common stock on the date of the exchange. After our initial public offering, we now grant all stock options pursuant to our 2013 Plan.   We may no longer grant stock options under our 2000 Plan or 2010 Plan.  There are no outstanding stock options under our 2000 plan; however, there are outstanding options under our 2010 plan. The terms of our 2013 Plan and 2010 Plan are described below under "—Equity Benefit Plans."

All options are granted with an exercise price per share that is not less than the fair market value of our common stock on the date of grant of each award. Generally, our stock options granted to employees and to our named executive officers have vested as to 25% of the total number of option shares granted on the first anniversary of the award and in equal monthly installments over the ensuing 36 months. Certain option grants may be subject to acceleration of vesting and exercisability under certain termination and change of control events.

In February 2015, we granted stock options to purchase 150,000, 85,000 and 80,000 shares  to Drs. Dahiyat, Desjarlais and Foster, respectively each with an exercise price of $15.69 per share. All options granted vest over a four-year period subject to each of the named executive officer’s continued service with us.

Agreements with our Named Executive Officers

Below are written descriptions of our employment agreements, consulting agreements and offer letters with our named executive officers.

Dr. Dahiyat.    In September 2013, we entered into a Third Amended and Restated Executive Employment Agreement with Dr. Dahiyat that  reflects Dr. Dahiyat's 2013 annual base salary of $358,750 and annual target performance bonus of 35% of his base salary. The Third Amended and Restated Executive Employment Agreement with Dr. Dahiyat superseded the Second Amended and Restated Executive Employment Agreement, effective as of January 2007, that set forth the terms of his employment, including an initial annual base salary, performance bonus opportunity and option grants.

Dr. Dahiyat is entitled to certain severance and change of control benefits, the terms of which are described below under "—Potential Payments Upon Termination or Change of Control." In September 2013, we agreed to forgive all outstanding promissory notes between Dr. Dahiyat and us, contingent and effective upon the filing of the registration statement for the initial public offering.

Dr. Desjarlais.   In September 2013, we entered into an Amended and Restated Severance Agreement with Dr. Desjarlais that entitles  Dr. Desjarlais to certain severance and change of control benefits, the terms of which are described below under "—Potential Payments Upon Termination or Change of Control."

Dr. Foster.    In August 2013, we entered into a letter agreement with Dr. Foster which provides that he provides services to us at a 90% of full-time basis at an annual base salary of $360,000. The August 2013 letter agreement superseded Dr. Foster’s prior letter agreement, effective August 2012, that set forth the terms of his employment, including an initial base salary, performance bonus opportunity and option grants. In December 2015 we entered into an Employment Agreement with Dr. Foster which supersedes his August 2013 letter agreement.  The agreement established Dr. Foster’s salary at $400,000, retroactive to January 1, 2015 and provided Dr. Foster with certain severance and change of control benefits, the terms of which are described below under “ Potential Payments Upon Termination or Change of Control”.

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a named executive officer's service terminates, the named executive officer is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay.

Dr. Dahiyat.    Pursuant to his Third Amended and Restated Executive Employment Agreement, if we terminate Dr. Dahiyat's employment without cause or if Dr. Dahiyat resigns for good reason at any time, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Dahiyat will receive (1) a lump sum severance payment equal to 12 months of his base salary in effect at the time of termination (calculated with respect to no less than a $400,000 current annual base salary rate), (2) payment for continued health benefits under COBRA for 12 months, (3) a prorated target bonus and (4) accelerated vesting of all of his outstanding stock options and other equity awards subject to time-based vesting as if Dr. Dahiyat had completed an additional 12 months of service. If Dr. Dahiyat's termination without cause or resignation for good reason occurs within one month before or 13 months following a change of control, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Dahiyat will receive the benefits described above, except that his target bonus will not be prorated and he will receive full acceleration of all of his outstanding stock options and other equity awards subject to time-based vesting.

For purposes of Dr. Dahiyat's Third Amended and Restated Executive Employment Agreement, "cause" generally means his (i) indictment or conviction of any felony or crime involving moral turpitude or dishonesty; (ii) participation in any fraud against us; (iii) material breach of his duties to us, including persistent unsatisfactory performance or habitual neglect of job duties; (iv) refusal to follow our lawful written directions or material failure to perform his duties other than due to his physical or mental disability; or (v) material breach of our written policies or his Proprietary Information and Inventions Agreement with us, “change of control” generally means (i) any sale, merger, consolidation, tender offer or similar acquisition of shares or other transaction or series of related transactions which results in a change in the majority of our voting power; (ii) a sale or other disposition of all or a substantial part of our assets; or (iii) a change in the majority of our incumbent board and "good reason" generally means Dr. Dahiyat's resignation within 15 days after providing us with notice and the opportunity to cure any of the following actions taken with respect to Dr. Dahiyat without his express written consent: (i) a material diminution or material adverse change to his authority, duties or responsibilities; (ii) a material diminution in the authority, duties or responsibilities of his supervisor; (iii) a material reduction in his annual base salary; (iv) a relocation of his principal office to a location that increases his one-way commute by more than 40 miles; or (iv) any breach of any material provision of his Third Amended and Restated Executive Employment Agreement.

Dr. Desjarlais.    Pursuant to an Amended and Restated Severance Agreement that became effective in September 2013, if we terminate Dr. Desjarlais' employment without cause or if Dr. Desjarlais resigns for good reason, in each case prior to or more than 12 months following a "change of control," subject to his execution of an effective release and waiver of claims in favor of us, Dr. Desjarlais will receive (1) a lump sum severance payment equal to the sum of (a) 75% of his then-current annual base salary and (b) the arithmetic mean of his annual bonuses for the three full completed years prior to the date of termination, prorated for the number of days Dr. Desjarlais worked during the year of his termination and (2) vesting acceleration of all his outstanding stock options and equity awards subject to time-based vesting as if Dr. Desjarlais had completed an additional 9 months of service. In the event that Dr. Desjarlais' termination without cause or resignation for good reason occurs within a "change of control period," defined as the period beginning on the execution of a definitive written agreement that if consummated would result in a change of control and ending on the earlier of the termination of such agreement or 12 months following the consummation of such change of control, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Desjarlais will receive (1) a lump sum severance payment equal to the sum of (a) 100% of his then-current annual base salary and (b) the arithmetic mean of his annual bonuses for the three full completed years prior to the date of termination, prorated for the number of days Dr. Desjarlais worked during the year of his termination and (2) vesting acceleration in full of his outstanding stock options and other equity awards.

For purposes of  Dr. Desjarlais' offer letter agreement:

•

"cause" generally means his (i) gross negligence or willful misconduct in performing his duties; (ii) material and willful violation of any federal or state law or regulation applicable to our business; (iii) significant or material refusal or failure to act in accordance with any lawful specific direction or order of our Board of Directors; (iv) commission or any act of fraud with respect to us; (v) breach of any material provision of his Proprietary Information and Inventions Agreement with us; (vi) conviction or entry of plea of nolo contendere to a felony or a crime involving moral turpitude.

•

"change of control" generally means (i) a sale or other disposition of all or substantially all of our assets; (ii) a merger or consolidation in which we are not the surviving entity and in which our stockholders cease to own 50% of the voting power of the surviving entity; (iii) a reverse merger in which we are the surviving entity but our stockholders cease to own 50% of our voting power; (iv) an acquisition by any person, entity or group of beneficial ownership of more than 50% of our combined voting power.

•

"good reason" generally means Dr. Desjarlais' resignation following certain notice and cure periods due to any of the following actions taken with respect to Dr. Desjarlais without his consent (i) a material reduction in his authority or job responsibilities, accompanied by a change in title; (ii) a material reduction in his combined annual base salary, other than pursuant to a Company-wide reduction of annual base salaries for employees of the Company generally; (iii) a relocation of our executive offices by 50 miles that requires an increase in his one-way driving distance by more than 25 miles.

Dr. Foster.    Pursuant to an Employment Agreement that became effective in December 2015, if we terminate Dr. Foster’s employment without cause or if Dr. Foster resigns for good reason, in each case prior to or more than 12 months following a "change of control," subject to his execution of an effective release and waiver of claims in favor of us, Dr. Foster will receive (1) a lump sum severance payment equal to the sum of (a) 100% of his then-current annual base salary and (b) the maximum eligible bonus, prorated for the number of days Dr. Foster worked during the year of his termination; (2) vesting acceleration of all his outstanding stock options and equity awards subject to time-based vesting as if Dr. Foster had completed an additional 12 months of service; and (3) payment of his COBRA insurance premiums for up to 12 months. Additionally, in the event that Dr. Foster's termination without cause or resignation for good reason occurs within a "change of control period," defined as the period beginning one month prior to the execution of a definitive written agreement that if consummated would result in a change of control and ending on the earlier of the termination of such agreement or 12 months following the consummation of such change of control, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Foster will additionally have vesting acceleration in full of all his outstanding stock options and other equity awards. The definitions of “cause”, “change in control”, and “good reason” are substantially the same as for Dr. Desjarlais, described above.

Each of our named executive officers holds stock options under our equity incentive plans that were granted subject to our form of stock option agreements. A description of the termination and change of control provisions in such equity incentive plans and form of stock option agreements is provided below under "—Equity Benefit Plans."

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity awards granted to our named executive officers that remain outstanding as of December 31, 2015.

		Option Awards(1)
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date
Bassil I. Dahiyat, Ph.D.	1/1/2007	282,451	(3)	—	0.59	12/31/2016
	1/1/2007	61,693	(3)(4)	—	0.59	12/31/2016
	9/4/2013	113,638		88,386	$4.25	9/3/2023
	2/21/2014	59,583		70,417	$11.05	2/21/2024
	2/12/2015	—		150,000	$15.69	2/12/2025
John R. Desjarlais, Ph.D.	1/7/2007	38,374	(3)	—	$0.59	1/6/2017
	10/1/2010	117,741		—	$0.59	9/30/2020
	9/4/2013	35,168		27,354	$4.25	9/3/2023
	2/21/14	36,666		43,334	$11.05	2/21/2024
	7/14/2014	17,708		32,292	$10.73	7/13/2024
	2/15/2015	—		85,000	$15.69	2/12/2025
Paul Foster, M.D.	8/1/2012	43,386		9,678	$0.59	7/31/2022
	9/4/2013	11,125		8,563	$4.25	9/3/2023
	2/21/14	41,250		48,750	$11.05	2/21/2024
	2/12/2015	—		80,000	$15.69	2/12/2025

(1)

All of the outstanding option awards granted prior to January 1, 2014 were granted under and subject to the terms of the 2010 plan, described below under "—Equity Benefit  Plans." All of the outstanding options granted in 2014 and 2015 were granted under and subject to the terms of the 2013 plan.  Except as otherwise indicated, each option award becomes exercisable as it becomes vested and all vesting is subject to the executive's continuous service with us through the vesting dates and the potential vesting acceleration described above under "—Potential Payments Upon Termination or Change of Control."

(2)

All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors.

(3)	This option was originally granted on January 1, 2007 and was subject to our option exchange program in 2010 described above under “-—Equity-Based Incentive Awards”.
(4)

This option originally covered 96,774 shares and vested based upon the achievement of certain performance objectives over a four-year period. 35,081 shares underlying this option failed to vest and were cancelled upon failure to achieve such objectives.

Option Exercises and Stock Vested

In January 2015, Dr. Desjarlais exercised stock options to purchase 26,294 shares of common stock at an exercise price of $0.59 per share. In March 2015, Dr. Dahiyat exercised stock options to purchase 249,914 shares of common stock at an exercise price of $0.59 per share. In December 2015, Dr. Foster exercised stock options to purchase 5,000 shares of common stock at an exercise price of $0.59 per share. There were no other exercises of stock options by our named executive officers  during the fiscal year ended December 31, 2015.

Perquisites, Health, Welfare and Retirement Benefits

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We provide a 401(k) plan to our employees, including our named executive officers, as discussed in the section below entitled "401(k) Plan."

We do not provide perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance and disability insurance for all of our employees, including our named executive officers. Our Board of Directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her eligible compensation or the statutory limit, which is $18,000 for calendar year 2015. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2015 may be up to an additional $6,000 above the statutory limit. We currently do not make matching contributions into the 401(k) plan on behalf of participants. Participant contributions are held and invested, pursuant to the participant's instructions, by the plan's trustee.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Board of Directors may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interest.

Equity Benefit Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	3,370,901	$8.50	3,322,105
Equity compensation plans not approved by security holders	-	-	-
Total	3,370,901	$8.50	3,322,105

(1)	Includes the 2013 Equity Incentive Plan, 2010 Equity Incentive Plan and 2013 Employee Stock Purchase Plan

2013 Equity Incentive Plan

Our Board of Directors adopted the 2013 Plan in November 2013, and our stockholders approved the 2013 Plan in November 2013.

The 2013 plan, which became effective in connection with our initial public offering in December 2013, provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including officers, and to non-employee directors and consultants. Additionally, the 2013 plan provides for the grant of performance cash awards. ISOs may be granted only to employees, subject to certain limitations. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2013 plan. Our Board of Directors may also delegate certain authority to one or more of our officers. Our Board of Directors or its authorized committee is referred to herein as the plan administrator.

Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2013 plan will not exceed 4,194,133 shares, which includes (i) 1,509,677 new shares, (ii) the number of shares reserved for future grant under our 2010 plan at the time our 2013 plan became effective, plus (iii) any shares subject to outstanding stock options or other stock awards that were granted under our 2010 plan and that are forfeited, terminate, expire or are otherwise not issued. Additionally, the number of shares of our common stock reserved for issuance under our 2013 plan will automatically increase on January 1 of each year, beginning on January 1, 2014 and continuing through and including January 1, 2023, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. The maximum number of shares that may be issued upon the exercise of ISOs under our 2013 plan is 8,388,266 shares.

As of December 31, 2015 there were 1,986,875 shares underlying outstanding stock options granted under the 2013 plan and 2,917,182 shares remaining available for grant under the 2013 plan.

Stock options are generally granted with an exercise price equal to the fair market value of our common stock on the date of grant, vest at the rate specified by the plan administrator and may have a term up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;
•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;
•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;
•	arrange for the lapse of any reacquisition or repurchase right held by us;
•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or
•

make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2013 plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2013 plan, a change of control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets.

Our Board of Directors has the authority to amend, suspend, or terminate our 2013 plan, provided that such action does not materially impair the existing rights of any participant without such participant's written consent. No ISOs may be granted after the tenth anniversary of the date our Board of Directors adopted our 2013 plan.

2010 Equity Incentive Plan

Our Board of Directors and our stockholders approved our 2010 plan and it became effective in February 2010 and was subsequently amended by our Board of Directors and stockholders in June 2013.  The terms of the stock options granted under the 2010 plan, including vesting requirements, were determined by our Board of Directors, subject to the provisions of the 2010 plan. Options granted under the 2010 plan generally have a term of up to ten years from the date of grant. The exercise price of the incentive stock options must equal at least 100% of the fair market value of our common stock on the date of grant. Following our initial public offering in December 2013, no additional awards have been or will be granted under the 2010 plan, and all awards granted under the 2010 Plan that are repurchased, forfeited, expire or are cancelled become available for grant under the 2013 plan in accordance with its terms. However, all stock options granted under the 2010 plan prior to the initial public offering continue to be governed by the terms of the 2010 plan.

As of December 31, 2015, there were outstanding stock options covering a total of 1,384,026 shares that were granted under our 2010 plan. There were no outstanding stock awards under our 2000 plan as of December 31, 2015.  In the event of certain specified significant corporate transactions, unless otherwise provided in a stock award or other written agreement between us and the holder of a stock award, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination at or prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase right held by us;

•

cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the corporate transaction, in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or

•

make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2010 plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2010 plan, a change of control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity or of its parent entity; (iii) approval by the stockholders or our Board of Directors of a plan of complete dissolution or liquidation of us; or (iv) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

2013 Employee Stock Purchase Plan

Our Board of Directors adopted the 2013 Employee Stock Purchase Plan (the ESPP) in November 2013 and our stockholders approved the ESPP in November 2013. The ESPP became effective as of the date of the effectiveness of the registration statement for our initial public offering.  The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code. Our Board of Directors or an authorized committee thereof administers the ESPP.  Under the ESPP, all of our regular employees (including the named executive officers) may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Unless otherwise determined by the plan administrator, shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase.

The ESPP authorizes the issuance of 267,741 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2014 through January 1, 2023 by the least of (a) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b) 621,814 shares, or (c) a number determined by our Board of Directors that is less than (a) and (b). Our Board of Directors elected not to increase the number of shares reserved for issuance under our ESPP 2015. As of December 31, 2015, there were 404,923 shares available for future issuance under the ESPP.

Director Compensation

We have not paid cash or equity compensation to directors who are also our employees for service on our Board of Directors. We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2015 to each of our non-employee directors who served at any time during 2015:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards(2)	All Other Compensation ($)	Total ($)
Bruce L.A. Carter, Ph.D.	73,500	94,567	—	168,067
Robert Baltera, Jr.	50,000	94,567	—	144,567
Jonathan Fleming (2)	34,861	94,567	—	129,428
Kurt Gustafson	55,000	94,567	—	149,567
John S. Stafford III (3)	35,000	94,567	—	129,567
Yujiro S. Hata (4)	9,333	241,044	—	250,377
A. Bruce Montgomery (5)	21,389	246,724	—	268,113

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2015 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 9 to our financial statements. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)	Mr. Fleming resigned from our Board of Directors on August 13, 2015.
(3)	Mr. Stafford resigned from our Board of Directors on January 5, 2016.
(4)	Mr. Hata joined our Board of Directors on July 30, 2015.
(5)	Dr. Montgomery joined our Board of Directors on March 18, 2015.

The following table sets forth the aggregate number of shares subject to outstanding stock options held by non-employee directors as of December 31, 2015:

Yujiro
		Total Shares Subject to Options
Name	2015 Awards	At 12/31/15

Bruce L.A. Carter, Ph.D.	7,500	134,738
Robert Baltera, Jr.	7,500	30,000
Yujiro S. Hata	15,000	15,000
John S. Stafford III	7,500	7,500
Kurt Gustafson	7,500	22,500
A Bruce Montgomery	22,500	22,500

In November 2013, our Board of Directors adopted a new compensation policy applicable to all of our non-employee directors that became effective upon the execution and delivery of the underwriting agreement related to our initial public offering in December 2013. This compensation policy provides that each such non-employee director will receive the following compensation for service on our Board of Directors:

•

a cash payment of $8,750 for in person attendance at each regular meeting of the Board of Directors and an additional cash payment of $6,250 to the chairman of the Board of Directors for such attendance, provided that the compensation committee may consider exceptions to the requirement to attend regular meetings in person;

•	an annual cash retainer of $15,000, $10,000 and $7,500 for service as chairman of the audit committee, compensation committee or the nominating and corporate governance committee, respectively;
•

an annual cash retainer of $7,500, $5,000 and $3,500 for service on (and other than as the chairperson of) the audit committee, compensation committee and nominating and corporate governance committee, respectively;

•	an annual option grant to purchase 7,500 shares of our common stock vesting one year following the grant date; and

•

upon first joining our Board of Directors, an automatic initial grant of an option to purchase 15,000 shares of our common stock vesting one-third after one year and the remainder over the next twenty-four months following the grant date.

Each of the option grants described above will vest and become exercisable subject to the director's continuous service to us, provided that each option will vest in full upon a change of control (as defined under our 2013 plan). The term of each option will be 10 years. The options will be granted under our 2013 plan, the terms of which are described in more detail above under "—Equity Benefit Plans—2013 Equity Incentive Plan."

Transactions With Related Persons

Related-Person Transactions policy and Procedures

In 2013, the Company adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000.  Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy.  A related person is any executive officer, director, or more than 5% shareholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification.  The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available.  To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant shareholders.  In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.  In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.  The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interest of the Company and its shareholders, as the Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Pursuant to SEC rules, a “transaction” with a related person includes any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was or is a participant in which the related person had or will have a direct or indirect material interest where the amount involved exceeds $120,000.  During 2015  the Company has not engaged in any transactions with related persons.

Employment Arrangements

We currently have written employment agreements with our executive officers. For information about our employment agreements with our named executive officers, refer to “Executive Compensation— Agreements with our Named Executive Officers.”

Stock Options Granted to Executive Officers and Directors

We have granted stock options to our executive officers and directors, as more fully described in “Executive Compensation— Outstanding Equity Awards at Fiscal Year-End.”

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these indemnification agreements, together with the provisions in our bylaws, are necessary to attract and retain qualified persons as directors and officers.

Director Independence

The independence of our directors is described in “Information Regarding the Board of Directors and Corporate Governance— - Independence of the Board of Directors.”

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notice of Internet Availability or Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability or Proxy Materials to those stockholders.    This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders  and cost savings for companies.

This year, a number of brokers with account holders who are Xencor, Inc. stockholders will be “householding” the Company’s proxy materials.  A single Notice of Internet Availability or Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability or Proxy Materials, please notify your broker or Xencor, Inc.  Direct your written request to Xencor, Inc., Attn: Director of Investor Relations, 111 West Lemon Avenue, Monrovia, CA 91016 or contact John Kuch at (626) 305-5900.    Stockholders who currently receive multiple copies of the Notice of Internet Availability or Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Lloyd A. Rowland
April 27, 2016	Secretary

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015, including the financial statements and any financial statement schedules, is available without charge upon written request to: Corporate Secretary, Xencor, Inc.,  111 West Lemon Avenue, 2nd Fl., Monrovia, CA 91016.

  IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59p.m., Eastern Time, on June 22, 2016.

Vote by Internet

• Go to www.envisionreports.com/XNCR

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Xencor, Inc. Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board recommends a vote FOR all nominees, and FOR Proposal 2.
1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Dr. Bruce L.A. Carter	☐	☐	02 - Robert Baltera, Jr	☐	☐	03 - Dr. Bassil I. Dahiyat	☐	☐

04 – Kurt Gustafson	☐	☐	05 – Yujiro S. Hata	☐	☐	06 - Dr. A. Bruce Montgomery	☐	☐

	For	Against	Abstain
2. Proposal to ratify RSM US, LLP as the independent public accounting firm for 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

022OVC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Xencor, Inc.

Notice of 2016 Annual Meeting of Shareholders

Offices of Cooley LLP, 4401 Eastgate Mall, San Diego, CA 92121

Proxy Solicited by Board of Directors for Annual Meeting — June 23, 2016

Bassil I. Dahiyat or John J. Kuch, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Xencor, Inc. to be held on June 23, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)